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Exhibit 99.1

                           [CURTISS WRIGHT LETTERHEAD]



                                  NEWS RELEASE

                   1200 Wall Street West, Lyndhurst, NJ 07071
                       (201) 896-8400 o FAX (201) 438-5680
                              www.curtisswright.com


CONTACT: Gary Benschip                                     FOR IMMEDIATE RELEASE
                  (201) 896-8520
                  gbenschip@cwcorp.curtisswright.com


                Curtiss-Wright Completes Acquisition of Spirent's
                            Sensor and Control Assets

Lyndhurst, NJ - April 1, 2002 - Curtiss-Wright Corporation (NYSE: CW;CW.B) today announced it has completed acquiring the stock of Penny and Giles Controls Ltd., Penny & Giles Controls Inc., Penny and Giles Aerospace Ltd. and the assets of Autronics Corporation from U.K.-based Spirent, Plc. The acquisition agreement was previously announced on February 20, 2002.

Penny and Giles is a leading designer and manufacturer of proprietary position sensors and control hardware for both military and commercial aerospace applications and industrial markets. Autronics is a leading provider of aerospace fire detection and suppression control systems, power conversion products and control electronics. Sales of the acquired businesses for the year 2001 were approximately $62 million. Curtiss-Wright purchased the stock and assets for $60 million in cash and the assumption of certain liabilities. The acquisition is expected to be immediately accretive to earnings and will operate as part of Curtiss-Wright's Motion Control business segment.

"We are pleased to complete the transaction with Spirent which broadens our product and technology offerings and significantly expands our presence in the global aerospace and defense electronics industry," stated Martin Benante, Curtiss-Wright's Chairman and CEO. "The addition of these businesses and other recently completed acquisitions bring our pro forma annual sales run rate, based upon 2001 results, to approximately $464 million."

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Curtiss-Wright Corporation is a diversified company headquartered in Lyndhurst,
New Jersey. The Company designs, manufactures and overhauls products for motion control and flow control applications and additionally is a provider of metal treatment services. The firm employs approximately 3,200 people. More information on Curtiss-Wright can be found on the Internet at www.curtisswright.com .

Forward-looking statements in this release are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in the




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competitive marketplace and/or customer requirements; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, marine, and industrial companies. Please refer to the Company's current SEC filings under the Securities and Exchange Act of 1934, as amended, for further information.